EXHIBIT 17.1

Letter of Resignation
RESIGNATION AS THE CHIEF EXECUTIVE OFFICER AND PRESIDENT
OF
STREAMTRACK MEDIA, INC.
A California Corporation

The undersigned hereby resigns as the Chief Executive Officer and President of StreamTrack Media, Inc., a California corporation, effective September 18, 2012.

By:	/s/ Michael Hill, Chief Executive Officer
Michael Hill, resigning Chief Executive Officer and President